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Exhibit 99.1

For Immediate Release	Contact:	Richard Wiley Samsonite Corporation Phone: (303) 373-6373

Samsonite Announces Amendments to Bank Credit Agreement

        DENVER, Colorado, February 14, 2002—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today announced the signing of amendments to its bank credit agreement. The amendments waive non-compliance with certain financial covenants at January 31, 2002, the Company's fiscal year-end, and modify covenants that will apply to future periods.

        As previously announced, the business downturn following the events of September 11 caused Samsonite to fall out of compliance with certain financial covenants in its bank credit agreement measured at year-end. The amendments that have been signed waive that non-compliance and re-establish the financial covenants at levels appropriate to the post-September 11 business environment. The Company expects to remain in compliance with the newly established financial covenants for the remaining life of the credit agreement and to have access to all facilities under that agreement necessary for the normal operation of its business.

        Samsonite is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® BLACK LABEL.

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as "may," "will," "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions. Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements. These factors include, among others, the impact of the September 11, 2001 terrorist attacks on the United States on economic, political and public safety conditions that impact consumer confidence and spending and the possibility of additional terrorist attacks or related events; general economic and business conditions, including foreign currency exchange rate fluctuations; industry capacity; changes in consumer preferences; demographic changes; competition; changes in methods of distribution and technology; changes in political, social and economic conditions and local regulations; general levels of economic growth in emerging market countries; the loss of significant customers; completion of new product developments within anticipated time frames; changes in interest rates; and other factors that are beyond our control. More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company's filings with the United States Securities and Exchange Commission. Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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  Exhibit 99.1